Exhibit 10.1

Re: 2006 Performance Share Award
Dear:
I am pleased to announce that you have been awarded ___Performance Shares (the “Award”) under the Champion Enterprises, Inc. (“Champion”) 2005 Equity Compensation and Incentive Plan (the “2005 Plan”) as part of the 2006 Performance Share Award Program (the “2006 Program”). This equity incentive program is designed to reward results, encourage improved performance, and support your retention with the Company.
The Board of Directors has approved the Performance Share Targets for the 2006 Program. These annual Cash Earnings targets are net of taxes and are the same for all participants. The annual and cumulative Net Cash Earnings targets are:
Champion management and the Board agree that Cash Earnings is an appropriate metric for this Program and these targets reflect that approach.
Your entitlement to all or any of the Award is conditioned on satisfying both of two requirements: First, all or a portion of the Award will only be earned if the applicable Performance Share Targets have been attained. Second, vesting of the earned portion of the Award is subject to your continued employment with Champion through the finalization of Champion’s 2008 earnings on or about March 1, 2009.

More specifically, the Award is subject to the following terms and conditions:
•	Champion’s Performance Share Targets are based on cumulative Net Cash Earnings over three years — 2006, 2007 and 2008.

•	Shares may be earned by performance in each of the three performance periods. The first performance period shall consist of fiscal year 2006, the second shall consist of fiscal year 2007 and the third shall consist of fiscal year 2008.

•	All participants in the 2006 Program will have the same Performance Share Targets, based entirely on Champion’s Net Cash Earnings.

•	The number of shares earned in each performance period is based on the ratio of actual annual Net Cash Earnings to the cumulative 3 Year Net Cash Earnings target.

•	Any shares earned in 2006 and 2007 do not vest until the day on which Champion’s 2008 earnings are publicly released. But shares earned in 2006 and/or 2007 are not subject to forfeiture for earnings performance in subsequent years.

•	As we hit the targets each performance period, you will earn a pro-rata portion of the Award granted. If we exceed 100% of the three-year cumulative Net Cash Earnings goal, the cap is the number of Award shares granted. We will advise you periodically as to how we are doing against these goals.

•	The Award was granted pursuant to IRC Section 162(m). The Compensation and Human Resources Committee (the “Committee”) retains the discretion to reduce any Award by amending or modifying cash earnings calculations or targets to take into account the impact of any significant acquisition activity during the 2006 Program cycle. All calculations approved by the Committee shall be final.

•	The Committee administers the 2005 Plan and has ultimate authority to interpret and administer this arrangement. In the event of any conflict between the provisions of the 2005 Plan and any other document, the provisions of the 2005 Plan shall control. Any questions about the terms, conditions, operation or administration of this arrangement will be resolved by the Committee in its sole and complete discretion.

•	This Award pursuant to the 2005 Plan is a one-time grant and may or may not be continued in future years. Further, the Board reserves the right to amend the 2005 Plan in future years, determining share grants as a percentage of compensation, limiting or expanding eligibility to participate in the 2005 Plan or other changes as the Board may deem appropriate. Your participation in the 2005 Plan is not a contract of employment and does not alter any other terms of your employment with Champion.

•	You must be employed by Champion when Champion’s 2008 results are publicly released to receive any shares relating to the Award. If your employment with Champion terminates for any reason prior to that date, all of your Award shares will be forfeited regardless of the fact that Champion may have met some or all of the targets before or after the termination of your employment.

•	Any earned shares relating to this Award will be issued within 30 days of the public release of our 2008 earnings. If we earn some or all of the Award, you will have “income” for tax purposes. You will be required to remit sufficient funds or net shares to satisfy applicable withholding for income and employment taxes.
The value you ultimately receive will depend on the number of shares earned and Champion’s share price in early 2009.
Sincerely,

William C. Griffiths

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